Exhibit 99.1

Cytokinetics, Inc.	Burns McClellan, Inc.
Sharon Surrey-Barbari	Jonathan M. Nugent (investors)
SVP, Finance and CFO	Justin Jackson (media)
(650) 624-3000	(212) 213-0006

CYTOKINETICS, INCORPORATED REPORTS FOURTH QUARTER AND YEAR END 2004
FINANCIAL RESULTS

Company Provides Update on Development Programs

For immediate release

SOUTH SAN FRANCISCO, CA, February 3, 2005 – Cytokinetics, Incorporated (Nasdaq: CYTK), for the fourth quarter of 2004, reported revenues from research and development collaborations of $2.2 million. Net loss for the fourth quarter of 2004 was $11.8 million or $0.42 per share. As of December 31, 2004, cash, cash equivalents, restricted cash and marketable securities totaled $116.2 million.

“In 2004 we made progress in advancing our oncology development program. During the fourth quarter of 2004, in connection with our strategic alliance, GlaxoSmithKline initiated an additional Phase II trial evaluating SB-715992 in the treatment of patients with advanced ovarian cancer. This trial complements an ongoing Phase II program being conducted by both GlaxoSmithKline and the National Cancer Institute, which will result in SB-715992 being evaluated in a total of nine Phase II trials. We anticipate that as a result of these trials, we will understand the potential effect of SB-715992 across multiple tumor types in 2005,” stated James Sabry, President and Chief Executive Officer. “Furthermore, our cardiovascular development program has advanced towards the selection of a drug candidate and we expect to initiate clinical trials for the treatment of congestive heart failure in 2005. In both our oncology and cardiovascular disease programs, we are pleased with the company’s continuing maturation and our drug candidates transitioning from our scientific laboratories to clinical testing and potential pharmaceutical validation.”

Company Highlights

•	In December 2004, in connection with our strategic alliance, GlaxoSmithKline (GSK) initiated a 35 patient Phase II clinical trial evaluating the efficacy of SB-715992, our novel kinesin spindle protein (KSP) inhibitor, as monotherapy in treatment of advanced ovarian cancer patients previously treated with a platinum and taxane-based regimen. The primary endpoint of this trial is response rate as determined by RECIST criteria and CA-125 levels.

•	During the fourth quarter, GSK continued to enroll patients in two ongoing international Phase II monotherapy clinical trials, one trial evaluating SB-715992 in the second-line treatment of patients with non-small cell lung cancer (NSCLC) and the other in the second- or third-line treatment of patients with breast cancer. In each case, the primary endpoint is response rate as determined by RECIST criteria.

•	During the fourth quarter, GSK initiated two additional SB-715992 dose-escalating Phase Ib trials. Both trials are designed to evaluate the safety, tolerability, and pharmacokinetics of SB-715992 in combination with a leading anti-cancer therapeutic, one in combination with carboplatin, the other in combination with capecitabine. In addition, concurrent with these studies, GSK continued to enroll patients in a similar Phase Ib trial in the United Kingdom evaluating the safety, tolerability and pharmacokinetics of SB-715992 in combination with docetaxel.

•	The National Cancer Institute (NCI), in collaboration with GSK, plans to conduct several Phase I and Phase II clinical trials to further evaluate the safety and efficacy of SB-715992 in a variety of tumor types. The NCI recently began two Phase I trials designed to evaluate the safety, tolerability and pharmacokinetics of SB-715992 infused on an alternative dosing schedule (days 1, 2 and 3 on a 21-day cycle). One of these two trials is enrolling patients who have acute leukemia, chronic myelogenous leukemia or advanced myelodysplastic syndromes. The other Phase I clinical trial is enrolling patients with advanced solid tumors that have failed to respond to all standard therapies. The NCI also has plans to initiate six Phase II trials evaluating the efficacy of SB-715992 for the treatment of colorectal, hepatocellular, head and neck, prostate and renal cell cancers and melanoma.

- more -

Cytokinetics Q4 Financials Press Release
February 3, 2005

•	In addition during the quarter, GSK continued to enroll patients in an ongoing Phase I trial designed to evaluate the safety, tolerability, and pharmacokinetics of SB-743921, a second KSP inhibitor, in patients with advanced cancer. This drug candidate is structurally distinct from SB-715992.

•	During the fourth quarter, at the American Heart Association and American Society of Cell Biology meetings, Cytokinetics’ scientists presented non-clinical data from its cardiac myosin activator program for the treatment of congestive heart failure. The presentations detailed the biochemistry, enzymology, and advanced cell biology for certain experimental compounds and provided preclinical support and validation for this potential next-generation approach to the treatment of acute and chronic congestive heart failure.

•	During the quarter, Cytokinetics continued to characterize several cardiac myosin activators in pharmacological models and in pre-clinical studies related to drug safety and manufacturing. The company plans to advance one of these drug candidates into human clinical trials in 2005.

Financials

Revenues from research and development (R&D) collaborations for the fourth quarter of 2004 were $2.2 million, compared to revenues in the fourth quarter of 2003 of $2.7 million. Revenues were derived from research collaborations with GSK and AstraZeneca. The decline in collaborative research revenues for the fourth quarter of 2004, as compared to the fourth quarter of 2003, was a result of the net effect of a contractually specified decrease in funding by GSK, offset in part by an increase in AstraZeneca funding.

Total R&D expenses in the fourth quarter of 2004 were $11.2 million compared to $9.3 million for the same period in 2003. Expenses related to the pre-clinical development of the Company’s drug candidates for the treatment of congestive heart failure and early research programs were the primary contributors to the increased spending in 2004.

Total general and administrative (G&A) expenses for the fourth quarter of 2004 of $3.3 million increased $0.9 million from $2.4 million for the same period in 2003. The increase over the prior year was primarily due to increased personnel expenses and additional outside services associated with the cost of being a public company.

The net loss for the three months ended December 31, 2004 was $11.8 million, or $0.42 per share. This compares to a net loss for the same period in 2003 of $9.2 million, or $4.59 per share, which does not take into account the conversion of preferred stock into shares of common stock on a weighted average basis, pre IPO.

Cytokinetics also reported results of its operations for the twelve months ended December 31, 2004. Revenues from research, development collaborations and grants for the twelve month period were $13.4 million, compared to revenues of $10.6 million for the same period in 2003. The increase in revenues for the twelve months ended December 31, 2004, as compared to the same period in 2003, was primarily the result of achieving a milestone of $3.0 million for the initiation of a Phase II clinical trial for SB-715992 by our partner GSK.

Total R&D expenses for the twelve months ended December 31, 2004 increased to $39.9 million from $33.4 million for the same period in 2003. Expenses related to the pre-clinical development of the Company’s drug candidates for the treatment of congestive heart failure and early research programs were the primary reasons for the increased spending in 2004.

Total G&A expenses for the twelve months ended December 31, 2004 increased to $12.0 million, compared to $9.8 million for the twelve months ended December 31, 2003. The increase in G&A expenses was largely due to increased personnel expenses and increased professional services associated with the cost of being a public company.

The net loss for the twelve months ended December 31, 2004 was $37.2 million, or $1.88 per share. This compares to a net loss for the same period in 2003 of $32.7 million, or $17.10 per share, which does not take into account the conversion of preferred stock into shares of common stock on a weighted average basis, pre IPO.

- more -

Cytokinetics Q4 Financials Press Release
February 3, 2005

Financial Guidance for 2005

Cytokinetics also announced its financial guidance for 2005. The Company’s revenue guidance for 2005 is in the range of $5 to $7 million. Guidance for R&D expenses is in the range of $45 to $49 million and G&A expense guidance is in the range of $13 to $14 million. This guidance does not take into effect the impact of FAS123R, “Accounting for Stock-Based Compensation”, which is currently projected to go into effect in the second half of 2005.

During 2005, the Company will provide updates of its financial guidance for the year at each quarterly financial reporting period.

Annual Stockholders’ Meeting

The Company’s Annual Stockholders’ Meeting will be held at the Embassy Suites in South San Francisco, CA at 10:00 a.m. on May 19, 2005.

Company Milestones for 2005

Oncology

SB-715992

•	Data anticipated from the Phase II trial of second-line therapy in patients with NSCLC

•	Interim data anticipated from the Phase II trial of second- or third-line therapy in patients with breast cancer

•	Data anticipated from the Phase II trial of second-line therapy in patients with ovarian cancer

•	Data anticipated from three Phase Ib trials, each evaluating SB-715992 in combination with docetaxel, with capecitabine, or with carboplatin, respectively

SB-743921

•	Data anticipated from Phase I trial

The clinical trial milestones for the oncology program are based on information provided by our strategic partner GSK.

Cardiovascular

Cardiac Myosin Activator

•	Advance one of our drug candidates into human clinical trials in 2005

- more -

Cytokinetics Q4 Financials Press Release
February 3, 2005

Conference Call and Webcast Information

James Sabry, M.D., Ph.D., President and CEO, and Sharon Surrey-Barbari, SVP of Finance and CFO, and other members of the management team, will review fourth quarter results via webcast and conference call today at 4:30 PM Eastern Time. To access the live webcast, please log-on in the Investor Relations section of Cytokinetics’ website at www.cytokinetics.com. Investors, members of the news media and the general public may also access the live conference call by dialing either 800-599-9829 (United States and Canada) or 617-847-8703 (International) and typing in the passcode 51777823. The webcast will be available via Cytokinetics’ website through March 3, 2005. The audiocast will be available via telephone by dialing 888-286-8010 (United States and Canada) or 617-801-6888 (International) and typing in the passcode 56628906 from February 3, 2005 at 6:30 PM Eastern Time until February 10, 2005.

About Cytokinetics

Cytokinetics is a leading biopharmaceutical company focused on the discovery, development and commercialization of novel small molecule drugs that specifically target the cytoskeleton. The cytoskeleton is a complex biological infrastructure that plays a fundamental role within every human cell. Cytokinetics’ focus on the cytoskeleton enables it to develop novel and potentially safer and more effective classes of drugs directed at treatments for cancers, cardiovascular diseases and other diseases. Cytokinetics has developed a cell biology driven approach and proprietary technologies to evaluate the function of many interacting proteins in the complex environment of the intact human cell. Cytokinetics employs the PUMA™ system and Cytometrix™ technologies to enable early identification and automated prioritization of compounds that are highly selective for their intended protein targets without other cellular effects, and are thereby less likely to give rise to clinical side effects. Cytokinetics and GlaxoSmithKline have entered into a strategic alliance to discover, develop and commercialize small molecule therapeutics targeting human mitotic kinesins for applications in the treatment of cancer and other diseases. GlaxoSmithKline is conducting Phase II and Phase Ib clinical trials for SB-715992 and a Phase I clinical trial for SB-743921, each a drug candidate that has emerged from the strategic alliance. Additional information about Cytokinetics can be obtained at www.cytokinetics.com.

This press release contains forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the “Act”). Cytokinetics disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the Safe Harbor for forward-looking statements contained in the Act. Examples of such statements include, but are not limited to, statements relating to the expected timing, scope and results of our clinical development and research program, including Company milestones for 2005, statements regarding our financial guidance, including expected revenues and R&D and G&A expenses for 2005, and statements regarding the potential benefits of our drug candidates and potential drug candidates and the enabling capabilities of our proprietary technologies. Such statements are based on management’s current expectations, but actual results may differ materially due to various factors. Such statements involve risks and uncertainties, including, but not limited to, those risks and uncertainties relating to difficulties or delays in development, testing, regulatory approval, production and marketing of Cytokinetics’ drug candidates that could slow or prevent clinical development, product approval or market acceptance (including the risks relating to uncertainty of patent protection for Cytokinetics’ intellectual property or trade secrets, Cytokinetics’ ability to obtain additional financing if necessary and unanticipated research and development and other costs), the timing and receipt of funds under our collaborations and the implementation and maintenance of procedures, policies, resources and infrastructure relating to compliance with new or changing laws, regulations and practices applicable to public companies. For further information regarding these and other risks related to Cytokinetics’ business, investors should consult Cytokinetics’ filings with the Securities and Exchange Commission.

###

Cytokinetics Q4 Financials Press Release
February 3, 2005

Condensed Statement of Operations
(in thousands, except share & per share data)
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2004	2003	2004	2003
Revenues:
Research and development and grant revenues	$1,526	$2,007	$10,642	$7,777
License fees	700	700	2,800	2,800

Total revenues	2,226	2,707	13,442	10,577

Operating Expenses:
Research and development	11,213	9,252	39,885	33,392
General and administrative	3,303	2,436	11,991	9,775

Total operating expenses	14,516	11,688	51,876	43,167

Operating loss:	(12,290)	(8,981)	(38,434)	(32,590)
Interest and other income	626	197	1,785	903
Interest and other expense	(156)	(367)	(549)	(998)

Net loss	$(11,820)	$(9,151)	$(37,198)	$(32,685)

Net loss per common share:
Basic and diluted	$(0.42)	$(4.59)	$(1.88)	$(17.10)
Weighted average shares used in computing net loss per common share, basic and diluted	28,264,796	1,992,701	19,755,865	1,911,006

Cytokinetics Q4 Financials Press Release
February 3, 2005

Condensed Balance Sheet Data
(in thousands)
(unaudited)

	December 31,	December 31,
	2004	2003
Assets
Cash and cash equivalents	$13,061	$10,278
Short term investments	92,637	24,197
Other current assets	3,369	2,601

Total current assets	109,067	37,076
Property and equipment, net	7,336	8,870
Non-current and restricted investments	5,980	8,345
Investments	4,555	7,857
Other assets	1,163	725

Total assets	$128,101	$62,873

Liabilities, convertible preferred stock and stockholders’ equity (deficit)
Current liabilities	$11,039	$9,457
Long-term obligations	9,506	12,275
Preferred stock	—	133,172
Stockholder’s equity (deficit)	107,556	(92,031)

Total liabilities, convertible preferred stock and stockholders’ equity (deficit)	$128,101	$62,873